Exhibit 99.1

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1350 East Newport Center Drive, Suite 201, Deerfield Beach, FL 33442    •    954/429-1500    •    954/429-1506

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Thursday, February 16, 2006	TRADED: Nasdaq

DEVCON APPOINTS P. RODNEY CUNNINGHAM TO BOARD OF DIRECTORS

DEERFIELD BEACH, Fla, February 16 — Devcon International Corp. (NASDAQ: DEVC) announces that P. Rodney Cunningham, 58, has been appointed to Devcon’s Board of Directors. Presently, Mr. Cunningham is involved in real estate development in Florida and in the northeast United States. He has over 30 years experience in the passenger transportation and wireless communications industries. Mr. Cunningham founded Boca Raton Transportation, Inc. in 1978 and continues to serve as its President. He founded Cunningham Communications, Inc. in 1984, and served as President until its assets were sold to Motorola and Nextel in 1998. He co-founded Palm Beach Transportation, Inc. in 1986 and served as its President until it was sold to Coach USA, Inc. in 1999. Mr. Cunningham majored in accounting at Goldey Beacom College and the University of Delaware.

The Company is now in compliance with Nasdaq Marketplace Rule 4350(c)(1) as its Board again consists of a majority of independent directors.

About Devcon

Devcon has three operating divisions. The Security Services Division provides electronic security services to commercial and residential customers in selected Florida markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division now produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding

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our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business, and other risks and uncertainties discussed under the heading “Risks Related to our Business” in Devcon’s Form 10-K report for the period ending December 31, 2004 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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FOR MORE INFORMATION:	Stephen J. Ruzika, President & CEO
Devcon International Corp.
954/429-1500

-or-

Investor Relations Consultants
727/781-5577 or E-mail: devc@mindspring.com